FOR IMMEDIATE RELEASE

CONTACTS:	James G. Rakes, Chairman, President & CEO (540) 951-6236
F. Brad Denardo, Treasurer (540) 951-6213

NATIONAL BANKSHARES, INC. REPORTS

  INCREASED EARNINGS FOR THIRD QUARTER AND YEAR

BLACKSBURG, VA, OCTOBER 15, 2008: At September 30, 2008, National Bankshares, Inc. (NASDAQ Capital Market: NKSH) reported year-to-date net income of nearly $10.27 million, which is 8.60% higher than net income the end of the third quarter last year. This translates to basic net income per share of $1.48, $0.12 over the 2007 figure. For the three months ended September 30, 2008, the Company posted net income of almost $3.62 million, a 13.11% increase over the same period in 2007. Net loans, which were at $541.40 million on September 30, were up by 6.32% over September 30 last year. At the end of the third quarter, National Bankshares, Inc. had total assets of more than $902.28 million, up by 4.93% when compared with the end of the third quarter last year. At September 30, 2008, the Company’s return on average assets was 1.53% and the return on average equity was 12.66%.

National Bankshares’ Chairman, President & CEO, James G. Rakes, said, “With so much negative financial news, it is nice to be able to report solid earnings growth for both the third quarter and the year to date. The improving net interest margin, which was 4.11% on September 30, and good growth in the loan portfolio were important factors in the positive earnings report. For more than 117 years our subsidiary bank has been well served by a traditional and conservative approach to community banking. It proved to be a prudent course to follow during past financial crises, and we do not think we should change direction now.” Mr. Rakes went on to say, “Especially when compared with historically good numbers in 2007, we are seeing an increase in nonperforming assets. However, even with the increase, the 0.37% ratio of nonperforming loans to total loans at September 30 is reasonable, and it compares well with peers. During these uncertain times, our lenders are not compromising loan underwriting standards, and we are making prudent additions to the allowance for loan losses.”

National Bankshares, Inc. is a financial holding company with headquarters in Blacksburg, Virginia. It has one community bank subsidiary, National Bank, which was founded in 1891. National Bank operates from 26 office locations throughout Southwest Virginia. National Bankshares Financial Services, Inc. is the Company’s non-bank brokerage and insurance subsidiary operating in the same market.

National Bankshares, Inc. stock is traded on the NASDAQ Stock Market under the symbol “NKSH”. More information is available at www.nationalbankshares.com.

Forward-Looking Statements

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual Company results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(unaudited tables follow)

National Bankshares, Inc. And Subsidiaries

(000’s), except ratios and percent data
Three months ending	September 30, 2008	September 30, 2007	Change

Selected Consolidated Data :
Interest income	$12,409	$12,693	-2.24%
Interest expense	4,195	5,442	-22.91%
Net interest income	8,214	7,251	13.28%
Provision for loan losses	280	119	135.29%
Trust income	307	286	7.34%
Other noninterest income	1,901	1,839	3.37%
Salary and benefits	2,792	2,621	6.52%
Occupancy expense	437	419	4.30%
Amortization of intangibles	279	284	-1.76%
Other noninterest expense	2,023	1,776	13.91%
Income taxes	-996	-961	3.64%
Net income	$3,615	$3,196	13.11%
Basic net income per share	$0.52	$0.46	$0.06

Daily averages:
Gross loans	$540,911	$510,811	5.89%
Loans,net	534,504	504,725	5.90%
Total securities	285,224	281,921	1.17%
Total deposits	775,614	751,896	3.15%
Other borrowings	1,004	134	649.25%
Stockholders’ equity	108,974	100,527	8.40%
Cash and due from	12,789	13,021	-1.78%
Interest-earning assets	832,990	800,998	3.99%
Interest-bearing liabilities	661,912	641,988	3.10%
Intangible assets	14,158	15,286	-7.38%
Total assets	$892,260	$859,736	3.78%

Financial ratios: Note (1)
Return on average assets	1.61%	1.47%	0.14%
Return on average equity	13.20%	12.61%	0.59%
Net interest margin	4.34%	3.98%	0.36%
Efficiency ratio	---	---	---
Average equity to average assets	12.21%	11.69%	0.52%
Note (1) Ratio change measured in bp

Allowance for loan losses:
Beginning balance	$5,267	$5,000	5.34%
Provision for losses	280	119	135.29%
Charge-offs	-127	-94	35.11%
Recoveries	15	18	-16.67%
Ending balance	$5,435	$5,043	7.77%

Year to Date	September 30, 2008	September 30, 2007	Change

Selected Consolidated Data :
Interest income	$37,592	$37,918	-0.86%

Interest expense	14,417	16,228	-11.16%
Net interest income	23,175	21,690	6.85%
Provision for loan losses	515	129	299.22%
Trust income	929	1,019	-8.83%
Other noninterest income	5,802	5,544	4.65%
Salary and benefits	8,395	8,240	1.88%
Occupancy expense	1,328	1,316	0.91%
Amortization of intangibles	841	853	-1.41%
Other noninterest expense	5,730	5,452	5.10%
Income taxes	-2,832	-2,811	0.75%
Net income	10,265	9,452	8.60%
Basic net income per share	$1.48	$1.36	$0.12
Fully diluted net income per share	$1.48	$1.36	$0.12
Dividends per share	---	---	---
Dividend payout ratio	26.32%	27.34%	-1.02%
Book value per share	$15.80	$14.77	$1.03

Balance sheet at period-end:
Gross loans	$547,952	$515,350	6.33%
Loans, net	541,404	509,203	6.32%
Total securities	278,700	280,774	-0.74%
Cash and due From	16,511	12,058	36.93%
Total deposits	785,986	749,991	4.80%
Other borrowings	56	66	-15.15%
Stockholders’ equity	109,473	102,769	6.52%
Intangible assets	13,997	15,123	-7.45%
Total assets	$902,283	$859,915	4.93%

Daily averages:
Gross loans	$531,914	$507,921	4.72%
Loans,net	525,577	501,786	4.74%
Total securities	283,902	284,675	-0.27%
Total deposits	779,078	757,185	2.89%
Other borrowings	379	814	-53.44%
Stockholders’ equity	108,297	99,588	8.75%
Cash and due from	12,848	13,971	-8.04%
Interest-earning assets	837,109	804,839	4.01%
Interest-bearing liabilities	666,185	650,181	2.46%
Intangible assets	14,436	15,570	-7.28%
Total assets	$894,544	$864,570	3.47%

Financial ratios: Note (1)
Return on average assets	1.53%	1.46%	0.07%
Return on average equity	12.66%	12.69%	-0.03%
Net interest margin	4.11%	3.99%	0.12%
Efficiency ratio	50.17%	51.73%	-1.56%
Average equity to average assets	12.11%	11.52%	0.59%
Note (1) Ratio change measured in bp

Allowance for loan losses:
Beginning balance	$5,219	$5,157	1.20%
Provision for losses	515	129	299.22%
Charge-offs	-409	-319	28.21%
Recoveries	110	76	44.74%
Ending balance	$5,435	$5,043	7.77%

Nonperforming assets:
Nonaccrual loans	$2,003	$1,208	65.81%
Restructured loans	---	---	---
Total nonperforming loans Note (2)	2,003	1,208	65.81%
Other real estate owned	1,037	192	440.10%
Total nonperforming assets	$3,040	$1,400	117.14%

Asset quality ratios: Note (3)
Nonperforming loans to total loans	0.37%	0.23%	---
Allowance for loan losses to total loans	0.99%	0.98%	---
Allowance for loan losses to nonperforming loans	271.34%	417.47%	---
Note (2) Loans 90 days past due or more not included
Note (3) Ratio change measured in bp